SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 18, 2004

THE CINCINNATI GAS & ELECTRIC COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Commission	Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

1-1232	THE CINCINNATI GAS & ELECTRIC COMPANY (an Ohio Corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (513) 421-9500	31-0240030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 18, 2004, The Cincinnati Gas & Electric Company (CG&E) borrowed the proceeds from the Ohio Air Quality Development Authority’s issuance of $47 million principal amount of its State of Ohio Air Quality Development Revenue Bonds 2004 Series A and $47 million principal amount of its State of Ohio Air Quality Development Revenue Bonds 2004 Series B, both due November 1, 2039 (for loans totaling $94 million). Payment of the principal of and interest on the Bonds when due is insured by separate bond insurance policies issued by XL Capital Assurance Inc. The initial interest rate for both Series A and Series B is 1.92%. The interest rates on Series A and Series B will initially reset on January 5, 2005 and January 12, 2005, respectively, and then every 35 days by auction thereafter. Because the holders cannot tender the Bonds for purchase by the issuer while the Bonds are in the auction rate mode, these debt obligations are classified as long-term debt. CG&E will use the proceeds from these borrowings to assist in financing its portion of the costs of acquiring, constructing and installing certain solid waste disposal facilities comprising air quality facilities at Units 7 and 8 at CG&E’s majority-owned Miami Fort Generating Station. The proceeds are being held in escrow by an independent trustee and will be drawn upon as the facilities are built.

Copies of the loan agreements are attached hereto as Exhibit 10-www and Exhibit 10-xxx and are incorporated into this Report by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

The documents below are being filed on behalf of CG&E.

Exhibit No.	Registrant	Description of Document

10-www	CG&E	Loan Agreement between CG&E and the Ohio Air Quality Development Authority dated as of November 1, 2004, relating to Series A.

10-xxx	CG&E	Loan Agreement between CG&E and the Ohio Air Quality Development Authority dated as of November 1, 2004, relating to Series B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CINCINNATI GAS & ELECTRIC COMPANY

Dated: November 19, 2004	By /s/ LYNN J. GOOD --------------------------------------------------------- Name: Lynn J. Good Title: Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description

10-www	Loan Agreement between CG&E and the Ohio Air Quality Development Authority dated as of November 1, 2004, relating to Series A.

10-xxx	Loan Agreement between CG&E and the Ohio Air Quality Development Authority dated as of November 1, 2004, relating to Series B.